As Filed With the Securities and Exchange Commission on December 15, 2003

SEC File 333-107915

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 3 to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOLIX TECHNOLOGIES, INC.
(Name of Small Business Issuer in its Charter)

Nevada	7373	88-0507007
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

205-1072 Davie Street
Vancouver, British Columbia
CANADA, V6E 1M3
(604) 669-9029
(Address and telephone number of principal executive offices and principal place of business)

Agent for Service: Gregory Corcoran, President Folix Technologies, Inc. 205-1072 Davie Street Vancouver, British Columbia CANADA, V6E 1M3 Telephone: (604) 669-9029 Fax: (604) 677-5253	With a Copy To: Christopher J. Moran Jr. 4625 Clary Lakes Drive Roswell, Georgia 30075 Telephone: (770) 518-9542 Fax: (770) 518-9640

Approximate Date of Proposed Sale to the Public:
As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box	[X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box	[ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box	[ ]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box	[ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box	[ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This registration statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock: Shares $0.001 par value	$200,000	$0.20	$200,000	$16.20

[1] Calculated by Modern EDGAR Link v8.4 software program with fee rate as of February 25, 2003 pursuant to Rule 457.

Subject to Completion
Dated December 15, 2003

Prospectus

Folix Technologies, Inc.

1,000,000 Shares of Common Stock
To be sold by the registrant as issuer.

This is the initial public offering of common stock of Folix Technologies, Inc. and no public market currently exists for these shares. There is no minimum number of shares that are required to be sold or escrow arrangements, no commissions will be paid and the price of the common shares of this offering was arbitrarily set. We are offering for sale up to one million shares of our common stock on a "self-underwritten" best efforts basis at a price of $0.20 per share for a period of one hundred and eighty days following the effective date of this prospectus.

This investment involves a high degree of risk see "Risk Factors" on page 8.

	Price to Public	Commissions	Proceeds to Folix
Per Share:	$0.20 per share	$0	$0.20 per share
Total Offering:	$0.20 per share	$0	$200,000

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made any recommendations that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

Table of Contents

Prospectus Summary	6
Summary Financial Information	7
Risk Factors	8
We are a new business with a limited operating history and no revenues to date and are not likely to succeed unless we can overcome the many obstacles we face. If we fail to overcome these obstacles you may loose your entire investment.	8
We have a history of losses and an accumulated deficit and we expect future losses that may cause our stock value to decline and result in you losing a portion or all of your investment.	8
Our inability to retain and attract key personnel could adversely affect our business and we may not be able to complete our product development.	8
Our research and development efforts may not result in commercially viable products and we would not be able to generate revenue.	9
We may not be able to develop a viable market for our products and this would adversely effect our results of operations.	9
We may not be able to compete effectively in the competitive computer products industry and this would adversely effect our results of operations.	9
We may infringe the proprietary rights of others and may have to pay royalties or stop shipment of our products and this would adversely affect our results of operations.	9
If we fail to adequately finance ourselves we will lose exclusivity to develop our business plan with our sole president and director and may loose the focus of him and this would adversely effect our results of operations.	10
Our sole president and director owns the majority of our company's stock and his interests may be inconsistent with the interests of other stockholders.	10
There is presently no demand or public market for our common stock and resale of your shares may be difficult or impossible.	10
The so called "penny stock rule" could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid.	10
Our Auditors have expressed substantial doubt about our ability to continue as a "going concern".	10
Determination of Offering Price	12
Dilution	13
Plan of Distribution	14
Legal Proceedings	15
Directors, Executive Officers, Promoters and Control Persons	16
Security Ownership of Certain Beneficial Owners and Management	17
Description of Securities	18
Interest of Named Experts and Counsel	18
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	19
Organization Within Last Five Years	19
Description of Business	20
Plan of Operations	27
Description of Property	28
Certain Relationships and Related Transactions	29
Market for Common Equity and Related Stockholder Matters	29
Executive Compensation	31
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	51
Part II - Information Not Required In Prospectus	52

Dealer Prospectus Delivery Obligation

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary

Folix Technologies, Inc. is a corporation formed under the laws of the State of Nevada on December 13, 2000 whose principal executive offices are located in Vancouver, British Columbia, Canada. We are a high technology development stage company engaged in the development of an initial product.

About Our Product and Development Plan

Our initial product is a client-server system that can run computer programs from a centralized server on a user terminal. The primary benefits to our future customers is that we offer a system that can be centrally managed and in some cases we can offer software applications for low cost. We build our products using a new method of software development called Open Source Software. Open Source Software has been a very successful phenomenon since it allows a community of users with a common need to share the cost of developing software and not to be held hostage by a single vendor of computer programs. In short, the use of Open Source Software in our products allows us to dramatically reduce our research and development expenditures. Our products will contain commodity computer hardware components that run Open Source Software. This will allow us to offer reliable systems to future customers at reasonable prices.

About Our Stock Structure

Our president and sole director owns 59.71% of the outstanding shares of our company's common stock. We do not have preferred stock nor have we issued any stock options.

About Our Financial Performance To Date

To date we have generated no revenues and we anticipate incurring substantial operating losses and negative operating cash flow for at least the next twelve months.

About Our Business Model

Our business model is untested and we operate in a highly competitive market with low barriers to entry.

Name, Address, and Telephone Number of Registrant

Folix Technologies, Inc.
205-1072 Davie St.
Vancouver, BC, CANADA
V6E 1M3
(604) 669-9029

The Offering

Price per share offered:	$0.20
Common stock offered by the Company:	1,000,000 shares
Common stock to be outstanding after the offering assuming all shares are sold:	7,699,542 shares
Common stock to be outstanding after the offering assuming 50% of shares are sold:	7,199,542 shares
Use of proceeds:	To fund the development stage

Summary Financial Information

The tables below represent our summary financial information. We have a working capital deficiency as at September 30, 2003.

	September 30, 2003 (unaudited)	March 31, 2003 (audited)
Cash	220	87
Total Assets	2,470	183
Total Liabilities	1,178	3,736
Total Liabilities and Stockholder's Deficit	2,470	183

Statement of Operations	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002	Inception to September 30, 2003
Revenue	―	―	―
Net Loss for the Period	5,585	370	18,052
Net Loss Per Share	(0.001)	―

Risk Factors

Please consider the following risk factors together with the other information presented in this prospectus including the financial statements and the notes thereto before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

We are a new business with a limited operating history and no revenues to date and are not likely to succeed unless we can overcome the many obstacles we face. If we fail to overcome these obstacles you may loose your entire investment.

We are a development-stage company with limited prior business operations and no revenues. We are commenced our operations relating to our open source software business plan on May 1, 2001. We are presently engaged in the early stage development of certain computer products and services. Unless we are able to secure adequate funding, we may not be able to successfully develop and market our products and our business will most likely fail. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, our efforts have been allocated primarily to the following:

  Organizational activities;

  Developing a business plan;

  Obtaining interim funding; and

  Conducting research and working toward the ultimate successful development of our products.

In order to establish ourselves in the computer products and services market, we are dependent upon continued funding and the successful development and marketing of our products. You should be aware of the increased risks, uncertainties, difficulties and expenses we face as a research and development company and our business may fail and you may loose your entire investment.

We have a history of losses and an accumulated deficit and we expect future losses that may cause our stock value to decline and result in you losing a portion or all of your investment.

For the three months ended Sept 30, 2003 and fiscal years ended March 31, 2003 and 2002, we incurred net losses of $5,585, $1,244 and $5,508 respectively and $18,052 since inception. We expect to lose more money as we spend additional capital to develop and market our products and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Also, that any economic weakness may limit our ability to develop and ultimately market our products. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

Our inability to retain and attract key personnel could adversely affect our business and we may not be able to complete our product development.

We have no formal employment agreements with our sole president and director and his departure would result in us being non-operational. We believe that our future success will depend on the abilities and continued service of our sole president and consultants involved in the research and development of our products. If we are unable to retain the services of these persons, or if we are unable to attract additional qualified employees, researchers and consultants, we may be unable to successfully finalize and eventually market our computer products being developed, which will have a material adverse effect on our business.

Our research and development efforts may not result in commercially viable products and we would not be able to generate revenue.

Our products are in the development stage. Further research and development efforts will be required to develop these products to the point where they can be incorporated into commercially viable or salable solutions. We have set forth in this prospectus our proposed research and development program as it is currently conceived. We cannot assure you, however, that this program will be accomplished in the order or in the time frame set forth. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable products. If not, our ability to generate revenues from our products will be severely limited. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

We may not be able to develop a viable market for our products and this would adversely effect our results of operations.

The demand and price for our products will be based upon the existence of viable markets. The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our products when compared to known or unknown alternatives. If the the products of other companies provide more cost-effective alternatives or otherwise outperform our products, the demand for our products maybe adversely affected. Our success will be dependent upon market acceptance of our products. Failure of our products to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

We may not be able to compete effectively in the competitive computer products industry and this would adversely effect our results of operations.

Our future success depends on our ability to compete effectively with other manufacturers of computer products, including major manufacturers of computer hardware and Linux distributions that may have internal development programs. We are an early-stage research and development company engaged in developing our initial products. We have not yet completed our first product and have no revenue from operations. As a result, we may have difficulty competing with larger, established computer companies. Most of our potential competitors will be established, well-known companies that have:

  Substantially greater financial, technical and marketing resources;
  Larger customer bases;
  Better name recognition;
  Related product offerings; and
  Larger marketing areas.

Companies such as Sun Microsystems, VA Software and Red Hat are major, international providers of active computer products in the Linux product arena. Because these companies may possibly develop recentralized computing solutions for their own product lines, they may ultimately be in competition with us. These companies represent a wide array of computer products, technologies and approaches. Most of these companies have more resources than we do and, therefore, a greater opportunity to develop comparable products and bring those products to market more efficiently than us. If we do not compete effectively with current and future competitors, our future growth and results of operations will be adversely affected. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

We may infringe the proprietary rights of others and may have to pay royalties or stop shipment of our products and this would adversely affect our results of operations.

As described in or prospectus summary, our business plans call for the use of Open Source Software technology. This technology is generally accepted to be "freely" available in terms of access to the technology and in price. However, it is possible that in the future others may claim ownership rights to portions of this technology. This means that we may infringe on proprietary rights of others. If an entity is deemed to own these rights we may have to pay a royalty or stop shipment of our products all together. If this occurs our future growth and results or operations will be adversely affected. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

If we fail to adequately finance ourselves we will lose exclusivity to develop our business plan with our sole president and director and may loose the focus of him and this would adversely effect our results of operations.

We have an agreement with our sole director Mr. Greg Corcoran to finance the business presented within this registration statement. This agreement provides us with the exclusive right to develop the Linux business plan created by Mr. Corcoran. The agreement requires that we finance the business plan presented within this registration statement. If the Company is unable to sell at least 50% of the offering of 1,000,000 shares within 180 days from the date that the Security and Exchange Commission (SEC) has approved this prospectus for resale to the public Mr. Corcoran has reserved the right to pursue the business plan with another Company besides us. This means that if we do not meet our financing responsibility we will lose the exclusive right to develop the business plan with Mr. Corcoran. If we do not meet our financing responsibilities and Mr. Corcoran exercises his right we may have additional competitors and loose the focus of our sole director, Mr. Corcoran. This would most likely adversely effect our results of operations thus causing our stock price to decline and result in you losing a portion or all of your investment.

Our sole president and director owns the majority of our company's stock and his interests may be inconsistent with the interests of other stockholders.

Our president owns 59.71% of our outstanding common stock and serves as our sole director. Investors may find that corporate decisions influenced by Mr. Corcoran are inconsistent with the interests of other stockholders.

There is presently no demand or public market for our common stock and resale of your shares may be difficult or impossible.

There is presently no demand or public market for our common stock. Though we intend to apply for a quotation on the Over the Counter Bulletin Board, we cannot guarantee that our application will be approved and our stock listed and quoted for sale. Our common stock has no prior market and resale of your shares may be difficult without considerable delay or impossible.

The so called "penny stock rule" could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid.

Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:

  Make a special suitability determination for purchasers of our shares;
  Receive the purchaser's written consent to the transaction prior to the purchase; and
  Deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Our Auditors have expressed substantial doubt about our ability to continue as a "going concern".

The accompanying financial statements have been prepared assuming that we will continue as a going concern. As discussed in the Auditor's Report and Note 1 of our March 31, 2003 financial statements, we are in the development stage of operations, have had losses from operations since inception, no source of revenues and insufficient working capital available to meet ongoing financial obligations over the next fiscal year. These factors raise substantial doubt about our ability to continue as a going concern.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

The following table indicates the use of proceeds based on the percentage of the financing that is successfully sold.

	Sale of 100%	Sale of 75%	Sale of 50%	Sale of 25%	Sale of 10%
Gross Proceeds	200,000	150,000	100,000	50,000	20,000

Less expenses of offering
Legal Fees	5,000	5,000	5,000	5,000	5,000
Accounting	5,000	5,000	5,000	5,000	5,000
Electronic Filing and Printing	2,000	2,000	2,000	2,000	2,000
Net Proceeds	188,000	138,000	88,000	38,000	8,000

Use of net proceeds
Start Up Costs (computers and networking equipment)	20,000	20,000	20,000	0	0
Salaries/Consultants	100,000	100,000	68,000	0	0
Working Capital	68,000	18,000	0	38,000	8,000

Analysis of Financing Scenarios

As indicated in the table above we will not have sufficient funds to commence operations unless 50% of the 1,000,000 common shares being offered by us are purchased. This has been designed to align with our Business Plan Purchase Agreement (Exhibit 10.1 in this prospectus) with Mr. Corcoran where we are obligated to raise $100,000 to pursue the business plan. If we only sell 500,000 common shares, our funds available for salaries and consultants will be reduced from $100,000 to $68,000 and the pace of development will proceed more slowly. The pace of development would tend to proceed more slowly since we will not be able to run development tasks concurrently since a smaller number of consultants will be engaged to work on the tasks required to complete the initial product. You should understand that in computer software and hardware product development there is not a simple a linear relationship to the number of consultants and the time to complete a project. For example, adding five consultants to a project does not speed up a project by five times over a single consultant. This is because there are inefficiencies that tend to occur in concurrency. We are not materially dependent on consultants as Mr. Corcoran has the ability to develop all aspects of our products although at a slower pace than if consultants can be engaged. In addition, if we sell only 500,000 of our common shares we would have no working capital with which to deal with unanticipated expenses and contingencies.

In the event that we only sell 250,000 common shares, we will not have fulfilled our obligations of our Business Plan Purchase Agreement with Mr. Corcoran and will not have the ability to buy computers and networking equipment or pay salaries and we would only pay our attorneys, accountants, electronic filing and printing expenses and have $38,000 in working capital and may need to ask Mr. Corcoran for a loan and he may ask us the renegotiate the terms of the Business Plan Purchase Agreement in order to pursue the business. There is no guarantee that Mr. Corcoran would accept a renegotiation or that he will lend us the money to proceed with the business plan in such a case.

In the event that we only sell 100,000 common shares we will not have fulfilled our obligations of our Business Plan Purchase Agreement with Mr. Corcoran and will not have the ability to buy computers and networking equipment or pay salaries and we would only pay our attorneys, accountants, electronic filing and printing expenses and have $8,000 in working capital and may need to ask Mr. Corcoran for a loan and he may ask us the renegotiate the terms of the Business Plan Purchase Agreement in order to pursue the business. There is no guarantee that Mr. Corcoran would accept a renegotiation or that he will lend us the money to proceed with the business plan in such a case.

We have estimated that we will have approximately $68,000 in working capital if all of the 1,000,000 common shares being offered are sold and approximately $18,000 in working capital if only 750,000 common shares being offered are sold. These funds will be used for contingency and/or unanticipated expenses during the development phase. Theses funds may or may not be enough to operate until we become cash flow positive. If we cannot become cash flow positive before the working capital is consumed we will have to seek additional financing. No arrangements have been made for additional financing.

Determination of Offering Price

The offering price of this issue was arbitrarily determined. We determined the amount of money needed to start the business; added a contingency amount; allowed for printing, legal and accounting costs, computer and consulting costs. The final consideration was the perceived market capitalization, the theoretical total worth of the shares of Folix Technologies, Inc. if they were all sold at a specific price at the same time.

Dilution

Prior to this offering Folix had 6,699,542 shares of stock issued and outstanding. The net tangible book value of Folix Technologies as at September 30, 2003 was $1,292 or $0.0002 per share. Net tangible book value per share is determined by dividing our tangible book value (total stockholders' equity) by the number of outstanding shares of our common stock. The average price paid by the present shareholders is $0.003. The following tables illustrate the difference between the price paid by present shareholders and the price to be paid by subscribers to this offering for 10%, 50% and 100% subscription rates.

Shareholder Type	Price Paid $	Percentage of Consideration (10% Subscription)	Percentage of Shares Held (10% Subscription)
Present Shareholders	0.003	49%	99%
Investors in this Offering	0.20	51%	1%

Shareholder Type	Price Paid $	Percentage of Consideration (50% Subscription)	Percentage of Shares Held (50% Subscription)
Present Shareholders	0.003	16%	93%
Investors in this Offering	0.20	84%	7%

Shareholder Type	Price Paid $	Percentage of Consideration (100% Subscription)	Percentage of Shares Held (100% Subscription)
Present Shareholders	0.003	10%	87%
Investors in this Offering	0.20	90%	13%

"Dilution" means the difference between our public offering price ($0.20 per share) and our proforma net tangible book value per share after giving effect to this offering. Net tangible book value per share is determined by dividing our tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding. The following table will show the net tangible book value of our shares both before and after the completion of this offering for 10%, 50% and 100% subscription rates.

	10%	50%	100%
Public offering price per share	0.2000	0.2000	0.2000
Net tangible book value per share before offering	0.0002	0.0002	0.0002
Proforma net tangible book value per share after offering	0.0030	0.0140	0.0261
Increase per share attributable to public investors	0.0028	0.0138	0.0259
Dilution per share to public investors	0.1970	0.1860	0.1739

Plan of Distribution

This is a self-underwritten offering. This prospectus is part of a registration statement that permits our officers and directors, pursuant Rule 3a4-1 of the Securities Exchange Act of 1934, to sell directly to the public with no commission or other remuneration payable. The sole officer and director will mail this prospectus directly to former investors, family, friends and business associates. The prospectus will also be shown to other persons that the officers and directors think may have an interest in investing in us. In addition, we plan on asking for further references from each new subscriber.

General

We will attempt to sell a maximum of 1,000,000 shares of our common stock to the public on a "self underwritten" basis. There can be no assurance that any of these shares will be sold. Our gross proceeds will be $200,000 if all the shares offered are sold. Neither we nor our sole officer and director, nor any other person, will pay commissions or other fees, directly or indirectly, to any person or firm in connection with solicitation of the sales of the shares.

The following discussion addresses the material terms of the plan of distribution.

We are offering up to 1,000,000 shares of our common stock at a price of $0.20 per share to be sold by our sole executive officer, Mr. Greg Corcoran. Mr. Corcoran is not subject to a statutory disqualification as defined in Section 3(a)(39) of the Securities Act of 1933 and we have been orally advised by our securities counsel Christopher J. Moran, Jr., that he is not an associated person of a broker or a dealer under Section 3a4-1 of the Securities Exchange Act of 1934. Since this offering is conducted as a self-underwritten offering, there can be no assurance that any of the shares will be sold. If we fail to sell all the shares we are trying to sell, our ability to implement our business plan will be materially affected, and you may lose all or substantially all of your investment.

There is currently no market for any of our shares and little likelihood that a public market for such securities will develop after the closing of this offering or be sustained if developed. As such, investors may not be able to readily dispose of any shares purchased in this offering.

Our sole executive officer shall conduct the offering. Although Mr. Corcoran is an associated person of us as that term is defined in Rule 3a4-1 under the Exchange Act, our counsel, Christopher J. Moran Jr. has orally advised us that Mr. Corcoran will not be deemed to be a broker or dealer in the sale of our securities. Mr. Moran’s opinion with respect to our stock is included as an exhibit to this registration statement.

Mr. Corcoran will restrict his participation to the following activities:

  Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by him of a potential purchaser;
  Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the contents of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;
  Performing ministerial and clerical work involved in effecting any transaction.

Mr. Corcoran is fully aware of the provisions of Rule 3a4-1 under the Exchange Act and will conduct this offering in accordance with Rule 3a4-1, and will rely upon this rule. Should he conduct this offering in any way that violates Rule 3a4-1, both Mr. Corcoran and we could be subjected to enforcement proceedings, fines and sanctions by the Securities and Exchange Commission and by the regulatory authorities of any state or province in which our securities are offered.

Mr. Corcoran, as well as all current shareholders, may purchase securities in this offering upon the same terms and conditions as public investors.

No broker or dealer is participating in this offering. If, for some reason, our directors and shareholders were to determine that the participation of a broker or dealer is necessary, this offering will be promptly amended by a post effective amendment to disclose the details of this arrangement, including the fact that the broker or dealer is acting as an underwriter of this offering. This amendment would also detail the proposed compensation to be paid to any such broker or dealer. The post effective amendment would also extend an offer of rescission to any investors who subscribed to this offering before the broker or dealer was named. In addition to the foregoing requirements; we would be required to file any such amendment with the Corporate Finance Department of the National Association of Securities Dealers, Inc. and to obtain from them a "no objection" position from that organization on the fairness of the underwriting compensation. We would have to amend our filings at the state and provincial level.

The offering will remain open for a period 180 days from the date that we are legally allowed to commence selling shares based on this prospectus, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts.

Rule 144 Shares

A total of 4,063,542 shares of our common stock are available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

  1% of the number of shares of the company's common stock then outstanding which, in our case, will equal approximately 66,995 shares as of the date of this prospectus; or

  The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 4,000,000 of the common shares that may be eligible for Rule 144 sales. These persons would, however, be subject to the volume limitations discussed above and would not become eligible to use Rule 144(k) until at least three months after resigning as an officer and director, and then only if they retained less than 10% of the aggregate amount of common shares then outstanding.

No public market currently exists for our shares of common stock. We intend to apply to have our shares traded on the Over-the-Counter Bulletin Board ("OTCBB"). The OTCBB, is a securities market but should not be confused with the NASDAQ market. OTCBB companies are subject to far less restrictions and regulations than are companies traded on the NASDAQ market However there is no assurance that we can be traded on the OTCBB and the NASD, which regulates the OTCBB, has applied to the SEC to allow additional restrictions and requirements upon the part of OTCBB securities. We currently do not meet either the existing requirements or the proposed additional restrictions and requirements of the OTCBB, and we cannot assure you that we will ever meet these requirements.

Legal Proceedings

We are not aware of any legal proceedings that have been or are currently being undertaken for or against us nor are any contemplated.

Directors, Executive Officers, Promoters and Control Persons

The sole director and executive officer currently serving the Company is as follows:

Name	Age	Positions Held and Tenure
Gregory Corcoran	39	Director, President and Secretary since December 18, 2000

The sole director named above will serve until the next annual meeting of the stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between the directors and officers and any other person pursuant to which any director or officer was to be selected as a Director or Officer.

Biographical information

Gregory Corcoran received a B.Sc. Degree majoring in Physics from the University of British Columbia in 1986 and a Diploma of Technology in Robotics from the British Columbia Institute of Technology in 1989. From 1989 to 1998 he was employed by the following technology companies:

Company	Title	Time Period
Dorigo Systems Ltd.	Software Developer	1989-1990
Andronic Devices Ltd.	Software Developer	1990-1993
Q-Media Software Inc.	Quality Assurance Manager	1993-1994
Kalman Technologies Inc.	Quality Assurance Manager	1994-1995
Jenosys Technologies Inc.	Systems Designer	1995-1996
Intrinsyc Software Inc.	Product Manager	1996-1998

In 1996, Mr. Corcoran founded Spidex Technologies, which successfully developed and sold web server technology for the Microsoft Windows CE operating system to Intrinsyc Software. This web server technology allowed Intrinsyc to become a leader within the Windows CE industry and establish Intrinsyc as a leader in the Windows CE market space. The web server product won industry recognition and Mr. Corcoran has been published in trade journals including the CE Tech Journal a Microsoft sponsored trade journal.

During the last five years from 1998 the present Mr. Corcoran has been self-employed as a technology consultant through his firm Spidex Technologies. Mr. Corcoran is actively involved in Spidex Technologies about 20 hours per week. From December 1999 to September 2001 he served as director and CEO of AudioMonster Online, Inc. a company working in the MP3 music market area. In December 2000, Mr. Corcoran founded Folix Technologies, Inc.

Mr. Corcoran intends to devote 10 hours per week to our business while we are processing this prospectus. After we have fulfilled out obligations to raise a minimum of $100,000 towards our business Mr. Corcoran intends to devote a minimum of 30 hours per week to our business.

In regards to relationships to other reporting companies, Mr. Corcoran was the sole director and CEO of AudioMonster Online, Inc. from the period of May 12, 2000 to January 24, 2001. AudioMonster Online Inc. was created when Mr. Corcoran's own British Columbia company 591519 B.C. Ltd. merged with a Nevada company then known as Professional Mining Consultants Inc. On the date of the merger, May 12, 2000, the original board of directors of Professional Mining Consultants Inc. resigned leaving Mr. Corcoran as the Company's sole director and officer and on the same day of the merger the Company resolved to change its name to AudioMonster Online, Inc. AudioMonster Online Inc. changed its name to Lockwave Technologies Inc. on or about February 8, 2001 after Mr. Corcoran resigned from the then known AudioMonster Online, Inc. on January 24, 2001. As part of Mr. Corcoran's resignation agreement he resumed full ownership of his merged company 591519 B.C. Ltd. Investors in Folix should know that Mr. Corcoran has recently discovered that the law firm of Chapman and Flanagan the legal counsel of Professional Mining Consultants Inc. has been indicted for a number of securities violations relating to the formation of Professional Mining Consultants Inc. This indicted legal firm is not involved in any manner with our registration statement.

Mr. Corcoran has no previous blank check company experience. This is Mr. Corcoran's first SB-2 registration statement that he has been involved with.

Significant Employees and Consultants

We have no significant employees other than Greg Corcoran who is our president and sole director. For our company's accounting we rely on the consulting services of Manning Elliott, Chartered Accountants (“Manning Elliott”) of Vancouver, Canada to prepare our financial statements in accordance with accounting principles generally accepted in the United States from our internal accounting data.

Audit Committee Financial Expert

We do not have a financial expert serving on an audit committee. We rely on the advice of our consulting accountants Manning Elliott to review and prepare our financial statements in accordance with generally accepted accounting principles (“GAAP”) from reports generated by our accounting system which operates on our director's computer. We do not have an audit committee at this time because we have no revenue.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this registration statement, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding Common Stock of Folix Technologies, Inc. Also included are the shares held by all executive officers and directors as a group.

Name and Address	Number of Shares Owned Beneficially	Percent of Class Owned Prior To This Offering
Gregory Corcoran Director, President and Secretary 205-1072 Davie St. Vancouver, BC V6E 1M3	4,000,000	59.71%
All directors and executive officers as a group (1 person)	4,000,000	59.71%

The percent of class is based on 6,699,542 of common stock issued and outstanding as of September 30, 2003.

The person listed is the sole officer and director of our company and has full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or a group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares power to vote or to direct the voting of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Common Stock

The Articles of Incorporation of Folix Technologies, Inc. authorize the issuance of 50,000,000 shares of common stock. Each holder of record of common stock is entitled to 1 vote for each share held on all matters properly submitted to the stockholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors.

Holders of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, the net assets available to stockholders after distribution is made to the preferred shareholders, if any.

Holders of common stock have no preemptive, conversion or redemptive rights. If additional shares of our common stock are issued, the relative interests of then existing stockholders will be diluted.

Our counsel, Christopher J. Moran Jr. has reviewed our share issuances and is of the opinion that all issued shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada. (Chapter 78A of the Nevada Revised Statues).

Transfer Agent

We are currently serving as our own transfer agent, and plan to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities. Should our securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Christopher J. Moran Jr., our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus have been audited by Lancaster & David, Chartered Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Organization Within Last Five Years

We were incorporated in the State of Nevada, USA on December 13, 2000 and are based in Vancouver, B.C., Canada. On December 18, 2000 following the resignation of the initial incorporator, Greg Corcoran was officially appointed as our sole director, president and secretary.

On March 9, 2001, we entered into an asset purchase agreement with Charles Heather to acquire certain hair loss prevention and hair loss regrowth intellectual property. We were to pay CDN$25,000 in monthly installments and issue 100,000 shares of common stock to Heather. We paid CDN$2,000 (US $1,280) and issued 100,000 shares of common stock before terminating the agreement on May 1, 2001. We are no longer involved in the hair loss business.

On May 1, 2001, we acquired our current business plan from our director. We remained idle for nearly two years due to poor market conditions until some of our investors took action to help us raise money to proceed with current developments.

To date, we have developed a partial prototype of our system. This partial prototype is not yet complete and we expect it to take eight to twelve months to complete once we have our funding in place. We have successfully built certain key programs from source code and have validated certain required functionality that will be needed for our system. Though we do not own any computers or hardware ourselves we have rights to this partial prototype system that exists on our director's computer. This partial prototype system is a collection of open source computer programs including OpenOffice, Evolution, GNUCash and Mozilla on a Gentoo Linux base system. The table below shows the functionality we have built into our partial prototype system.

Name of Program	Functionality Provided
OpenOffice	Word processing, spreadsheet and presentation software
Evolution	Email, personal information management and calendaring
GNUCash	Financial accounting
Mozilla	Web browsing
Linux Kernel 2.6 beta 5	Base operating system for above programs
Gentoo Portage Build System	Build system to create the prototype

We are able to use the above open source programs for office tasks, communications and research. This gives us confidence that we can package these components in a manner that can be useful for other businesses that wish to migrate from Microsoft based environments.

Additionally, we have also revised and extended our business plan to reflect the latest developments occurring in our market space.

Description of Business

Summary

We were incorporated in the State of Nevada, USA on December 13, 2000 with a view of developing hair loss prevention products using methods and know how to be acquired from Charles Heather an expert in this area. However, after review of the methods and know how we decided against moving into the hair loss prevention business due to the fact that it involved the growth of special plants that we believed to be difficult to grow. In May 2001, we reorganized ourselves and became a high technology development stage company.

We are now a high technology development stage company and we are engaged in the development of an initial computer product.

Our Initial Product

The development of our initial product is the primary focus of the development stage. We will not have any sources of revenue until the initial product has completed development and can be sold to future customers. This means funds raised by this prospectus will be used for the development of our initial product.

Our initial product is a combination of both hardware and software and composed of two main components. The first component is called the Central Server, which hosts all applications and provides storage, print and other facilities depending on customer requirements. The second component is called the Thin Client, which is a medium power diskless computer with a monitor, mouse, keyboard and optional speakers. A full description of these two components is defined below.

The Central Server and the Thin Client perform as a system which allows a target customer to implement a computing environment that performs common operations such as word processing, email, web applications and other computing tasks within an easy to maintain and centrally upgradeable business computing system.

Central Server

A Central Server is typically the main computer that a business uses in its computing environment. This main computer is typically used to run applications, store data files and to communicate with other computers and also other devices such as printers and scanners. For example, Microsoft makes a product called Windows 2003 Server to fulfill this need in the market place. This main computer that we call a Central Server has large hard drive capacity, has large amounts of memory and a fast CPU typically made by companies like Intel or AMD.

Our Central Server design will be based on integration of one or more computers running Open Source Software that is customized by us. Our Central Server will be remotely accessible via the Internet so that we don't have to visit customer sites to make adjustments, install additional software or install software upgrades.

The hardware specifications for the Central Server are expected to be as follows:

  Rack mountable chassis with power supply
  Pentium4 CPU
  ABIT IS7 Motherboard
  SATA 120G Hard Disk

The software specifications of the software for the Central Server are expected to be as follows:

  Linux version 2.6 Kernel (Operating System)
  X-Windows version 4.3 (Windowing System)
  OpenOffice version 1.1(Office Applications)
  Mozilla version 1.4 (Web Browsing)
  Evolution version 1.45 (Email, Contact and Time Management)
  RDesktop version 1.2 (Windows Terminal Services Connectivity)

We are not aware of a similar product that is available with all the above hardware and software specifications. We believe that a product that integrates the above specifications would appeal to future customers.

Thin Client

A Thin Client is the computer that people will use on their desks at work that will connect to our Central Server. The Central Server runs the applications leaving the Thin Client only needing to draw the display and send mouse and keyboard clicks back to the Central Server for processing. Because the Central Server does most of application processing, the Thin Client does not need to be a high powered computer and is typically smaller and cheaper to build which is where the name Thin Client is derived from.

Customers will also have an option to brand their Thin Client screens with their own corporate logos, on start up and login screens as well as the corporate desktop screen.

The hardware specifications for the Thin Client are expected to be as follows:

  Mini-ITX case with power supply
  VIA Eden CPU and Motherboard
  Mouse
  Flat Panel Display

The software specifications of the software for the central server are expected to be as follows:

  Grub (Remote Boot)

We are aware of a similar product that is available with all the above hardware specifications. Such an example of a product is Hewlett Packard's T5700 thin client computer. We believe that we can integrate the above components less expensively than purchasing an offering such as the T5700.

Open Source Software Concept

There is a new method of software development called Open Source Software. Open Source Software requires that one understand the concept of source code and software licenses. Source code is the set of commands or "blueprints" required to build a software program. A software license is the agreement one must abide to in order to be able to use the software. Open Source Software is generally accepted to be software that has the properties listed below.

  Freely redistributable in that the software license shall not restrict any party from selling or giving away the software. The license shall not require a royalty or other fee for such sale.

  All software programs come with source code to build the software.

  Derived works are allowed but any derived works must have the same terms of the license of the original software.

  The software license must explicitly permit distribution of software built from modified source code.

  The license must not discriminate against any person or group of persons.

  The license must not restrict anyone from making use of the program in a specific field of endeavor.

  The rights attached to a software program must apply to all to whom the program is redistributed without the need for execution of an additional license by those parties.

  The rights attached to a software program must not depend on the program's being part of a particular software distribution.

  The license must not place restrictions on other software that is distributed along with licensed software.

  No provision of the license may be predicated on any individual technology or style of interface.

Open Source Software has been a very successful phenomenon since it allows a community of users with a common need to share the cost of developing software and not to be held hostage by a single vendor of computer programs. In short, the use of Open Source Software in our products allows us to dramatically reduce our research and development expenditures.

Our products will contain commodity computer hardware components that run Open Source Software. This will allow us to offer reliable systems to future customers at reasonable prices.

Recentralization Concept

In the 1960s and early 1970s there were relatively a small number of computers in the world as compared to today. Typically these types of computers were called Mainframe computers. The term "Mainframe computer" was originally used for almost any computer system and then later to describe only large computer systems. These systems were mainly used by large corporations, academic and government communities. A Mainframe computer was highly centralized with the main or primary computer being responsible for all functions.

In the mid 1970s through to today the personal computer took center stage. Computer resources became decentralized with many smaller computers doing the work of a larger one. Companies such as Microsoft and Intel became household words during this era. But the Achilles heel of this decentralization was that in many cases thousands of computers had to be individually managed and maintained. The maintenance cost of a single personal computer is often greater than the purchase cost of the personal computer itself over its useful lifetime.

Folix sees an opportunity to recentralize computing by centralizing resources in the style of Mainframe of the 1960s. These may seem backwards to some, but considering today's maintenance costs in the decentralized world are significant centralization makes a good deal of sense since maintenance costs can be drastically reduced. Additionally, we will use Open Source Software to implement our vision. There is an Open Source Software project called the Linux Terminal Server Project that we can leverage to build a recentralized system in less than one year.

Customer Example

Our system can be understood by reviewing the following usage example. Our system could be used in a law office. In the server room, we would install a central server configured to run a number of applications including a set of office applications, email client and web browser. On the desks of the lawyers and legal assistants are small diskless computer terminals that are connected to the central server. Also attached to the network are devices such as printers, scanners and other hardware.

When the end user turns on her terminal it connects to the central server and shows a log on screen. The end user logs in to the server and her desktop is displayed in the system. The end user can choose from a number of programs to run. The end user chooses a program and uses a keyboard and mouse to enter and retrieve data.

The benefit of our system is that the business does not need to retain an in house computer expert to maintain the system. From our remote office, we can install new applications, fine tune and configure or repair a system. For example, if the law office wanted a new version of an application they would just inform us and we would have it available on the terminals shortly afterwards. The law firm would not have to buy and install software on its own it would be installed for them simply and easily.

We could invoice the law office with consistent and predicable monthly fees similar to how they pay for their telephone, gas and power service today. Our system will allow us to offer software and support as a monthly metered service.

Business Model

The basic business model is to sell both products and services. However, we must start with building our product first and if we are able to establish it into the market place we will be able to service our product. Our business model relies on us being successful in making a product that function as specified. This is the primary goal of our development stage, to make a recentralized computer system that we can sell to future customers.

Definition of Our Development Stage

We are defining the development stage as the period of time it takes us to develop our product. We are currently scheduling that our development stage will last approximately 12 months. This means that the funds to be raised by this prospectus cover only the development of our initial product that we can sell and support. The reason why the prospectus does not cover a longer-range plan beyond the development stage is because it is possible that we may be able to fund ourselves through initial sales of our product. However, if initial sales are slow we will require additional funds and no plans have been made to obtain these funds.

Market Analysis

To better understand our plan it will help you to see our analysis of the corporate software market. We believe that there is new opportunity for companies like us to compete against Microsoft. The mass migration to non-Microsoft technologies has yet to start in earnest. There are a small but growing number of businesses that are converting over to using Open Source Software systems. For example, according to the firm International Data Corp. the number of systems shipped with the Open Source Software Linux system is expected to grow 25% through 2003. Additionally, Microsoft itself has identified Open Source Software as a "Challenge to the Company's Business Model" in its 10-Q filling of March 31, 2003. In summary, Open Source Software is a significant opportunity for is to gain a foothold in computer industry. However, Microsoft is a formidable competitor and the outcome is far from decided.

Competition

We fully expect to have competition in the recentralized market space from both large and small companies. We have not yet identified direct competition as of September 30, 2003. We expect tactical moves by Microsoft to try to slow our market space down. In terms of direct competition in the future, we anticipate small companies like us but we are mainly concerned with Sun Microsystems Inc., VA Software Corp. and Red Hat Inc. as the larger companies that see the market as we do. Though these companies do not have products that directly compete with our product concept, but they do have products that could be used as a foundation to start competing with us if our vision proves to be correct. The table below outlines the products which could be modified to become competitive.

Company	Product Name (Potential Competition)
Sun Microsystems Inc.	Mad Hatter Linux Desktop
VA Software Corp.	Custom work through their professional services division
Red Hat Inc.	Red Hat Enterprise Linux

We are a much smaller company than these firms above. You are encouraged to search Google with the term "Recentralized Computing" to see other possible competition. We believe any competition only validates that we have identified a new market segment and any competition will drive us to make better products for our future customers. We intend to identify and focus on vertical markets as they become apparent to mitigate competition risks. A vertical market is a specialized market like systems for call centers or medical lab information systems.

Technical Development

Funds raised through this offering will be used to develop our initial product. Once the offering is complete, our director, along with a number of consultants, will provide the services necessary to accomplish our product development objectives. We anticipate that this phase of our business will last for 12 months following our receipt of the proceeds of this offering.

Central Server Technical Development

Of the two components, we expect that Central Server will be the more difficult component to develop as it will contain more hardware and software than the Thin Client. We will design the Central Server to be easily expandable in terms of adding processing power, storage, backup facilities and network bandwidth. Our director has completed substantial software work on the Central Server by building and testing a number of software programs on a partial prototype system running on his own computer hardware. To date the following has been tested on the partial prototype:

Program or Project Integrated	Feature Provided
OpenOffice	Word processing, spreadsheet and presentation
Evolution	Email, personal information manager, calendaring
GNUCash	Financial Accounting
Mozilla	Web Browsing and Web Applications
Linux Kernel 2.6 beta 5	OS to support the above programs
Gentoo Portage Build System	Build System to integrate the above

In order to complete the Central Server, we need to resolve how to support different applications versions on the same server and need to test and confirm remote boot and display plans. We expect that the Central Server will take an additional three to four months to complete once our funding is in place.

Thin Client Technical Development

We expect that the Thin Client development to be less complex than the Central Server. We aim to keep the Thin Client hardware simple, low cost and easy to use, install and maintain. No work has been done on the implementation of the Thin Client to date. We expect that the Thin Client will take an additional five to eight months to complete once our funding is in place assuming sequential development after the central server is complete.

Prototype System Completion Summary

The following is a summary of what has been completed and tasks that still need to be completed for a prototype system. The prototype system requires both the completion of the central server and a thin client terminals. The following table provides a summary of the tasks at hand and the status of these tasks.

Task	Complete	Incomplete
Central Server :: Application Selection and Testing	X
Central Server :: Terminal Boot Support		X
Central Server :: Remote Display		X
Thin Client :: Hardware Selection		X
Thin Client :: Remote Boot		X

In order to complete the prototype we need to finalize some hardware selection and integrate the system software from freely available open source code. We do not anticipate having to develop our own software programs. We estimate the time to complete the prototype system to be eight to twelve months depending on the number of unanticipated problems encountered.

Strategic Technical Partnerships

We will seek to partner with some computer hardware companies and Open Source Software projects in software, hardware and network component areas. We will not be developing our own hardware but will be buying it from a series of suppliers. These computer hardware suppliers may need to support us with technical support if we run into issues in the development stage. To data we have no contracts with any computer hardware suppliers or Open Source Software projects.

We expect the partners will be either hardware or software partners. Our future hardware partners will likely be CPU and motherboard manufacturers. The role we expect they will play going forward will be to provide us with early versions of their hardware products. In order, to get access to early versions we will need to show that we are capable of developing a system that increases demand for their hardware products. Alternately, we may be able to pay a fee for early access to new hardware technologies.

Our future software partners will be Open Source Software projects. As a company that uses Open Source Software we can directly effect the role such a project will play. For example, if we develop custom code that improves an Open Source Software project we will be required to donate that code back to the project. Additionally, if we require certain features in the Open Source Software project that do not yet exist we can donate money to the project to influence the project's development. In general, Open Source Software projects will be the source of our software components.

Open Source Software

As discussed, we will make use of Open Source Software technologies wherever possible to completely eliminate software-licensing costs and to have access to source code so solutions can be easily customized for specialized vertical markets. The primary benefit to using Open Source Software is that our research and development budget can be reduced substantially when compared to propriety technical development processes. Open Source Software gives us the means to develop our products very inexpensively.

Development Facilities

We have located our development office in Vancouver, BC, Canada. This office is now open and is being supplied to us at no cost to us by our director. This office space consists of 120 sq. ft. area which houses a desk including five or our director's computers which we are able to use and a 90 sq. ft electronics test and assembly area. This property has the capacity for the development of our initial products and is fully networked to the Internet to receive electronic contributions from external consultants.

Development Consultants

We will use a small number of technically talented development consultants where needed to help us through the development stage. We are not materially dependent on development consultants other than having our president and sole director available to us. Use of development consultants will simply speed up the development effort.

Services

The implementation of our service offerings is not included in the development stage. This means money raised by this prospectus will not be used for service development. We discuss it here so that you can assess our longer-range plan.

We will supply services to deploy our products and build customer solutions. By supplying computing solutions to our future customers we will be in an excellent position to learn about additional customer requirements and have an opportunity to extend business opportunities with our customers. These services will be training, consulting and network management which are described below. These services can only be provided only after we have developed our initial product.

Training

We will supply training services. We believe that some large corporations and small to medium enterprises with sensitive data will not want to have a vendor like us to have remote access into its private corporate network. Also, some corporations will want to have its own information technology staff trained to operate the entire system including both the Central Server and Thin Clients. We intend to be in a position to provide training programs to fulfill this demand once we have finished developing our initial product.

Consulting

We will supply general consulting services including but not limited to network design and development services required to integrate our systems into our future customers' computing environments. Some customers will have special requirements and perhaps will need the development of custom application programs to run their businesses. We intend to be in a position to provide these consulting services once we have finished developing our initial product.

Distribution

After we have completed the development stage we intend to distribute our product ourselves to business owners known by our president and sole director. Our president will contact these business owners and advise them of the benefits of our system. After we are confident that the system will work in a customer environment we will commence selling our system via our web site which we will set up for this purpose.

Target Customers

Our target customers will be businesses that operate computer networks of between 3 and 50 desktop computers. Such offices are accounting firms, law offices, software development houses, call centers, and in the future we hope to sell to Internet service providers (ISPs).

Our product will appeal to many types of businesses because we can reduce the maintenance costs since our system is centralized and services personnel need only manage a small number of Central Servers. An additional benefit will be that computer virus and patch management will become more simplified that it is today.

Intellectual Property

We do not own any Intellectual Property such as patents, trademarks or copyrights. In fact, the use of Open Source Software in our products makes owning Intellectual Property more difficult than it has been historically.

Employees

We have one employee, Mr. Corcoran our president and sole director. Our company outsources all its required services via consultants or service providers.

Merger and Acquisition Outlook

We do not plan to seek to merge with, nor acquire another company or companies in the next twelve months. The focus of our business will be to complete our development stage.

Plan of Operations

Our business plan is to proceed with the development of our initial product so it can be sold. Development of our initial product is expected to cost us $20,000 for computer hardware plus an additional $68,000 in consulting fees. We expect that over the next twelve months the consulting fees will be broken down as follows:

Consultant	Anticipated Fees in next 12 months
Mr. Corcoran - Project Management and Development Work	$24,000
Consultant 1 – Central Server Build System	$16,000
Consultant 2 – Thin Client Boot System	$16,000
Consultant 3 – Testing and Quality Assurance	$12,000

In order to fulfill our obligations of our Business Plan purchase agreement we are required to raise at least $100,000 towards financing our Open Source Software business plan. We had only $220 in cash reserves as of September 30, 2003 and are thus reliant on selling at least 500,000 shares contained in this offering in order to fulfill our financing obligations required to pursue our Open Source Software business plan.

Over the next twelve months we will have liquidity issues. We hope to resolve our liquidity issues by successfully completing some or all of the financing presented in this prospectus. However, it is possible nominal funds will be received from this prospectus. In such a case, we will seek additional equity investments from our current investors. There is no guarantee that such investments will be successfully completed and we have not concluded any arrangements for such equity financing with our current investors. If an equity investment from our current investors is not successful our back up plan is to request a loan from our president and sole director. We believe that our president and sole director does have the financial means to provide us a loan to handle our liquidity needs over the next twelve months. However, the terms of such a loan could result in a high interest convertible debenture. The preferred scenario is for the current investors to make additional equity investments at $0.20 per share noting that the business plan purchase agreement contains an anti-dilution clause for Mr. Corcoran. No arrangements for a equity investment from current shareholders or a loan from our president have been concluded at this time. Failure to complete either will mean we can no longer continue as a going concern.

While we are waiting the completion of this offering, our president will only be devoting approximately 10 hours per week of his time to our business. We do not foresee this limited involvement as negatively impacting our company while the offering process is being worked on. After we have completed this offering, Mr. Corcoran will devote 30 hours per week to develop our products and manage consultants. If however, the demands of our business require more time from Mr. Corcoran, he is prepared to adjust his timetable to devote more time to our business. However, Mr. Corcoran may not be able to devote sufficient time to the management of our business, as and when needed. In the case that we only succeed in raising nominal funds from this offering which are below $100,000 we expect that Mr. Corcoran shall only work ten hours a week until additional funds are raised.

We are planning to pay Mr. Corcoran $2,000 per month for project management and development services only if we are successful in raising a minimum of $100,000. We do not plan to reimburse him for past services and we do not plan to compensate Mr. Corcoran more than $2,000 for future work related to preparation of this registration statement. This amount and any future compensation will not require approval of a majority of votes of disinterested, non-affiliated shareholders

We anticipate that we will make an asset purchase of computer hardware worth $20,000 in the next twelve months. These assets are easily available for purchase through a number of vendors. Additionally, we anticipate that we will incur expenses of $80,000 in the next twelve months for operating expenses. Of this amount we plan to spend $12,000 on legal, accounting and printing expenses associated with this offering and our reporting obligations and approximately $68,000 in consulting fees to develop our products. We expect to engage software development consultants known by our director as required and providing they are affordable.

We do not plan on hiring any full-time or part-time employees in the next twelve months as we expect to use consultants or service providers for all required services.

If we are able to raise a minimum of $100,000 then at the end of the twelve-month period we expect to complete the development of our initial product so that it can be sold.

We use certain controls and procedures for financial reporting as follows:

  we have a sole employee who is our president, sole director and majority shareholder and he is aware of every financial transaction that we make;
  our president and sole director maintains a paper based file of all invoices and bank statements;
  all financial transactions are entered into our accounting software as we receive statements from our bank and vendors;
  our financial data files are securely backed up at an off-site location;
  we use consulting accountants Manning Elliott to prepare GAAP financial statements from our financial data which are provided to our independent auditors; and
  any changes to the financial statements that are made by our consulting accountants Manning Elliott occur after discussions and review with our president.

Results of Operations

We have not earned any revenue since inception at December 13, 2000 to September 30, 2003 and we do not expect to do so until our initial product has been developed. We are presently in the development stage of our business and we can provide no assurance that our product development efforts will be successful. If our product development efforts are successful we will commence with a sales program to sell our initial product.

As at September 30, 2003 we had $220 in cash reserves, deposits of $2,250 with our legal counsel and we have incurred expenses of $18,052 for the period from inception at December 13, 2000 to September 30, 2003. These expenses include:

  Payments of $5,200 to our director for our business plan and consulting services;
  Accounting and audit fees of $4,950;
  Legal fees of $2,920;
  Filing and regulatory fees of $1,160;
  Write-offs of $1,380 for payments made to Charles Heather as a result of abandoning the hair loss prevention business and;
  General operating expenses which included incorporation fees, bank charges, foreign exchange losses, office and telephone charges, and travel and promotion of $2,442.

Since inception at December 13, 2000 to September 30, 2003 we have received total cash proceeds of $6,566 and converted related party loans of $7,708 into common shares. We have settled $5,070 worth of expenses with issuances of our common stock. We have accrued liabilities of $980 owed to our accountants, $57 to our director and $141 to our director's management company.

Description of Property

We pay no monthly rent nor own real estate. We maintain a mailing address courtesy of our director and he supplies us with office space at no cost to us. This office space consists of 120 sq. ft. area which houses a desk including five or our director's computers which we are able to use and a 90 sq. ft electronics test and assembly area. This property has the capacity for the development of our initial products and is fully networked to the Internet to receive electronic contributions from external consultants.

Certain Relationships and Related Transactions

Prior to the date of this Registration statement we issued 970,000 shares to Greg Corcoran on December 18, 2000. The 970,000 shares issued at a par value of $0.001 represented a payment of $970 to reimburse Mr. Corcoran for organizational fees paid by him on behalf of the company. These shares were transferred to five new shareholders on May 1, 2001 (fiscal year 2002) as part of the our restructuring effort to be able to pursue an Open Source Software business plan. These 970,000 shares were issued and transferred under Regulation S and each transferee agreed to take his shares pursuant to the restrictions of Section 4(1) of the Securities Act of 1933 and Rule 144 promulgated thereunder. Each transferee certified to us that he or she was a non U.S. investor. Exemption is claimed for the transfer by Mr. Corcoran pursuant to Section 4(1) of the Securities Act of 1933 since all transferees were sophisticated and/or accredited investors thoroughly familiar with the operations and proposed operations of our company and acknowledged the restrictions on transfer imposed by Rule 144.

On May 1, 2001 (fiscal year 2002) we issued 4,000,000 shares to Greg Corcoran pursuant to a Business Plan Purchase Agreement dated May 1, 2001. The 4,000,000 shares issued at a par value of $0.001 represented a payment of $4,000 pursuant to the Business Plan Purchase Agreement. In return, Mr. Corcoran provides us with the exclusive right to develop the Business Plan if we are able to fund the ourselves with a minimum of $100,000 before December 31, 2004. Additionally, Mr. Corcoran provides us with full written documentation of the plan suitable for inclusion to this prospectus.

In fiscal year 2004 which runs April 1, 2003 to March 31, 2004, Mr. Corcoran's management company 591519 B.C. Ltd. was paid $1,200 to compensate him for 24 hours of work in connection with preparation of this prospectus.

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

  Any or our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
  Any of our promoters;
  Any relative or spouse of any of the foregoing persons who has the same house as such persons

During the six month period ended September 30, 2003 three shareholders advanced funds of $7,608 to the Company. The amount due was non-interest bearing, unsecured and had no specific terms of repayment. Shareholder loans totalling $7,708 were converted to 38,542 common shares during the quarter ended September 30, 2003. All shareholders involved in this $7,608 transaction were unrelated to management, do not own more than 5% of the outstanding shares of the Company and are not a director or officer of the Company.

Market for Common Equity and Related Stockholder Matters

No Public Market for our Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that:

  Contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  Contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws;

  Contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

  Contains a toll-free telephone number for inquiries on disciplinary actions;

  Defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

  Contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

    Bid and offer quotations for the penny stock;

    The compensation of the broker-dealer and its salesperson in the transaction;

    The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

    A monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As at September 30, 2003 we had seventeen (17) registered shareholders.

Stock Option Grants

From inception to September 30, 2003 we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

We are paying the expenses of the offering because we seek to:

  Become a reporting company with the Commission under the Securities Exchange Act of 1934; and

  Enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the NASD over-the-counter bulletin board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with sales and marketing programs, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statues, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  We would not be able to pay our debts as they become due in the usual course of business; or

  Our total assets would be less than the sum of our total liabilities, plus the amount the would be needed to satisfy the rights of the shareholders who have preferential rights superior to those receiving the distribution.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our sole executive officer for all services rendered in all capacities to us for the fiscal periods indicated.

Annual Compensation						Long Term Compensation
Name	Title	Fiscal Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP Payout ($)	All Other Compensation
Greg Corcoran	Director, President, Secretary	2004	0	0	0	0	0	0	$1,200
		2003	0	0	0	0	0	0	0
		2002	0	0	0	0	0	0	$4,000
		2001	0	0	0	0	0	0	0

We have no standard arrangements such as an active employment or consulting contract in regarding to compensating Mr. Corcoran for his services to us. Mr. Corcoran has not been paid for committee participation but has been paid for special assignments in the past as we describe below. We provided no pension plan for Mr. Corcoran.

As part of a special arrangement, we issued 4,000,000 shares to Greg Corcoran on May 1, 2001 (fiscal year 2002) pursuant to a Business Plan Purchase Agreement dated May 1, 2001. The 4,000,000 shares issued at a par value of $0.001 represented a payment of $4,000 pursuant to the Business Plan Purchase Agreement.

As part of a special arrangement, we have paid $1,200 in fiscal year 2004 (April 1, 2003 to March 31, 2004) to Mr. Corcoran's management company to compensate him for 24 hours of work in connection with preparation of this prospectus.

Stock Option Grants

We did not grant any stock options to the sole executive officer during our most recent fiscal quarter ended September 30, 2003. We have also not granted any stock options to the sole executive officer since inception.

Folix Technologies, Inc.

(A Development Stage Company)

Financial Statements

to September 30, 2003

(Unaudited)

Index

Balance Sheets F-34

Statements of Operations F-35

Statements of Cash Flows F-36

Notes to the Financial Statements F-37

Folix Technologies, Inc.
(A Development Stage Company)
Balance Sheets
(expressed in U.S. dollars)

September 30,
2003
$
(unaudited)

March 31,
2003
$
(audited)

Assets
Current Assets
Cash	220	87
Amount due from affiliate (Note 4(d))	–	64
Deposits	2,250	32
Total Assets	2,470	183

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accrued liabilities	980	3,000
Due to director (Note 4(a))	57	636
Due to a shareholder (Note 4(b))	–	100
Amount due to affiliate (Note 4(d))	141	–
Total Liabilities	1,178	3,736
Commitments (Note 1)

Stockholders’ Equity (Deficit)
Common Stock, 50,000,000 common shares authorized with a par value of $0.001, 6,699,542 and 6,636,000 common shares issued and outstanding, respectively	6,699	6,636
Additional Paid in Capital	12,645	–
Deficit Accumulated During the Development Stage	(18,052)	(10,189)
Total Stockholders’ Equity (Deficit)	1,292	(3,553)
Total Liabilities and Stockholders’ Equity (Deficit)	2470	183

(The accompanying notes are an integral part of the financial statements)

Folix Technologies, Inc.
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)
(unaudited)

					From
	Three Months	Three Months	Six Months	Six Months	December 13, 2000
	Ended	Ended	Ended	Ended	(Date of Inception)
	September 30,	September 30,	September 30,	September 30,	to September 30,
	2003	2002	2003	2002	2003
	$	$	$	$	$

Revenue	–	–	–	–	–

Expenses
Accounting and audit	1,100	250	1,950	500	4,950
Bank charges	115	10	164	25	236
Consulting (Note 4(c))	–	–	1,200	–	5,200
Filing and regulatory fees	1,160	–	1,160	–	1,160
Foreign exchange	62	10	88	10	163
Legal	2,800	–	2,920	–	2,920
Office and telephone	381	100	381	100	906
Organizational	–	–	–	–	970
Travel and promotion	(33)	–	–	–	167
Write-off of assets	–	–	–	–	1,380
	5,585	370	7,863	635	18,052

Net Loss for the Period	(5,585)	(370)	(7,863)	(635)	(18,052)

Net Loss Per Share	(0.001)	–	(0.001)	–

Weighted Average Shares Outstanding
6,680,000
		6,636,000	6,667,000	6,636,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

(The accompanying notes are an integral part of the financial statements)

Folix Technologies, Inc.
(A Development Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)
(unaudited)

	Six Months Ended September 30, 2003 $	Six Months Ended September 30, 2002 $

Cash Flows to Operating Activities

Net loss for the period	(7,863)	(635)

Change in operating assets and liabilities

Decrease (increase) in amount owing from related party	64	(64)
(Increase) in deposit	(2,218)	–
Increase (decrease) in accrued liabilities	(2,020)	500
Increase (decrease) in amounts due to director	(579)	113
Increase in amounts due to shareholder	–	50
Increase in amount owing to affiliate	141	–
-
Net Cash Used in Operating Activities	(12,475)	(36)

Cash Flows from Financing Activities

Issuance of common stock for cash	5,000	–
Proceeds from related party loans	7,608	–

Net Cash Provided by Financing Activities	12,608	–

Increase (decrease) in cash	133	(36)

Cash – beginning of period	87	68

Cash – end of period	220	32

Non-Cash Financing Activities

Issuance of common shares for settlement of related party loans (Note 3(b))	7,708	–

Supplemental Disclosures

Interest paid	–	–
Income tax paid	–	–

(The accompanying notes are an integral part of the financial statements)

  Development Stage Company

Folix Technologies Inc. (the “Company”) was incorporated in the State of Nevada, U.S.A. on December 13, 2000 and is based in Vancouver, B.C., Canada.

The Company's principal business is the development of a Linux based application server and thin client computing systems. The Company is in the early development stage where management devotes most of its activities in developing a market for its products and services. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products and services at a profit. During the period since inception on December 13, 2000 to September 30, 2003, the Company has incurred operating losses aggregating $18,052. At September 30, 2003 the Company has working capital of $1,292 and stockholders’ equity of $1,292. There is substantial doubt regarding the Company’s ability to continue as a going concern.

  Summary of Significant Accounting Policies

  Basis of Presentation

  The Company has not produced any revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7.

  Use of Estimates

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

  Year End

  The Company’s fiscal year end is March 31.

  Cash and Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

  Foreign Currency Translation

  The Company’s functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

  Stock-Based Compensation

The Company has adopted SFAS No. 123 “Accounting for Stock Based Compensation” which requires that stock awards granted to employees and non-employees are recognized as compensation expense based on the fair market value of the goods or services received whichever is more reliably measurable. The Company does not have a stock option plan and has not issued stock options since its inception.

  Summary of Significant Accounting Policies (continued)

  Basic and Diluted Net Income (Loss) Per Share

  The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

  Interim Financial Statements

  The interim unaudited financial statements for the six months ended September 30, 2003 and 2002 have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

  Financial Instruments

  Financial instruments, which include cash and equivalents, accrued liabilities, and due to a related party were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

  Comprehensive Loss

  SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of September 30, 2003 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

  Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers’ classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

  Summary of Significant Accounting Policies (continued)

  Recent Accounting Pronouncements (continued)

  In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation – Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions do not currently have an impact on the Company’s financial position and results of operations as the Company has not elected to adopt SFAS No. 123’s fair value based method of accounting for stock based employee compensation. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The transition provisions do not have an impact on the Company’s financial position and results of operations as the Company currently has no stock-based compensation.

  In June 2003, FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. The provisions of this Statement are effective for exit or disposal activities that are initiated after March 31, 2003, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on April 1, 2003. The effect of adoption of this standard on the Company’s results of operations and financial position is not expected to be material.

  FASB has also issued SFAS No. 145 and 147 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company’s operations have not been disclosed.

  Common Shares

  On April 7, 2003 the Company issued 25,000 shares of its common stock at $0.20 per share for total proceeds of $5,000 under Regulation S.

  During the quarter ended September 30, 2003 the Company issued 38,542 common shares to settle shareholder loans of $7,708. The loans were converted to common shares at a price of $0.20 per common share.

  Related Party Transactions/Balances

  Due to director

  The amount due to a director represents expenses paid on behalf of the Company. The amount due is non-interest bearing, unsecured and has no specific terms of repayment.

  Due to three shareholders

During the six month period ended September 30, 2003 three shareholders advanced funds of $7,608 to the Company. The amount due was non-interest bearing, unsecured and had no specific terms of repayment. Shareholder loans totalling $7,708 were converted to 38,542 common shares during the quarter ended September 30, 2003 (see Note 3(b)). All shareholders involved in this $7,608 transaction were unrelated to management, do not own more than 5% of the outstanding shares of the Company and are not a director or officer of the Company. In addition, the amount involved was well under $60,000.

  Related Party Transactions/Balances (continued)

  Transactions with director

  During the six month period ended September 30, 2003, the Company was charged a total of $1,200 for consulting services performed by the sole director of the Company.

  Due to/from affiliated company

In June 2002, the Company advanced $64 to a related company controlled by the sole director. The non-interest bearing amount was repaid to the Company in June 2003. During the quarter ended September 30, 2003, this same related company advanced $141 to the Company. This amount is non-interest bearing, unsecured and has no specific terms of repayment.

Folix Technologies, Inc.

(A Development Stage Company)
Financial Statements

Inception to March 31, 2003

(Audited)

Index

Auditors' Report F-42

Balance Sheets F-43

Statements of Operations F-44

Statements of Cash Flows F-45

Statement of Stockholders' Equity F-46

Notes to the Financial Statements F-47

Lancaster & David

Chartered Accountants

Incorporated Partners

David E. Lancaster, CA

Michael J. David, CA

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Folix Technologies, Inc.

We have audited the accompanying balance sheets of Folix Technologies, Inc. as at March 31, 2003 and 2002, and the related statements of operations, cash flows and stockholders’ equity for the years ended March 31, 2003 and 2002 and from December 13, 2000 (date of inception) to March 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards used in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Folix Technologies, Inc., as at March 31, 2003 and 2002, and the related statements of operations, cash flows and stockholders’ equity for the years ended March 31, 2003 and 2002 and from December 13, 2000 (date of inception) to March 31, 2003, in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage of operations, has losses from operations since inception, no source of revenues and insufficient working capital available to meet ongoing financial obligations over the next fiscal year. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. These financial statements do not include any adjustments which might result from the outcome of this uncertainty.

“Lancaster & David” signed

Chartered Accountants

Vancouver, Canada

May 5, 2003

Folix Technologies, Inc.

(A Development Stage Company)
Balance Sheets
(expressed in U.S. dollars)

March 31,
2003
$

March31,
2002
$

Assets
Current Assets
Cash	87	68
Amount due from affiliate (Note 4(d))	64	–
Deposits	32	32
Total Assets	183	100

Liabilities and Stockholders’ Deficit
Current Liabilities
Accrued liabilities	3,000	2,000
Due to director (Note 4(a))	636	409
Due to a shareholder (Note 4(b))	100	–
Total Liabilities	3,736	2,409
Commitments (Note 1)

Stockholders’ Deficit
Common Stock, 50,000,000 common shares authorized with a par value of $0.001, 6,636,000 common shares issued and outstanding	6,636	6,636
Deficit Accumulated During the Development Stage	(10,189)	(8,945)
Total Stockholders’ Deficit	(3,553)	(2,309)
Total Liabilities and Stockholders’ Deficit	183	100

(The accompanying notes are an integral part of the financial statements)

Folix Technologies, Inc.
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)

			From
	Year	Year	December 13, 2000
	Ended	Ended	(Date of Inception)
	March31,	March 31,	to March 31,
	2003	2002	2003
	$	$	$

Revenue	–	–	–

Expenses
Accounting and audit	1,000	1,000	3,000
Bank charges	23	42	72
Consulting (Note 4(c))	–	4,000	4,000
Foreign exchange	21	4	75
Office and telephone	200	295	525
Organizational	–	–	970
Travel and promotion	–	167	167
Write-off of assets	–	–	1,380
	1,244	5,508	10,189

Net Loss for the Period	(1,244)	(5,508)	(10,189)

Net Loss Per Share	(0.000)	(0.001)

Weighted Average Shares Outstanding	6,636,000	6,636,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

(The accompanying notes are an integral part of the financial statements)

Folix Technologies, Inc.
(A Development Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)

			From
	Year	Year	December 13, 2000
	Ended	Ended	(Date of Inception)
	March 31,	March 31,	to March 31,
	2003	2002	2003
	$	$	$
Cash Flows to Operating Activities
Net loss for the period	(1,244)	(5,508)	(10,189)
Adjustments to reconcile net loss to cash
Expenses settled with issuance of stock	–	4,000	5,070
Change in operating assets and liabilities
(Increase) in amount owing from related party	(64)	–	(64)
(Increase) in deposit	–	(32)	(32)
Increase in accrued liabilities	1,000	1,000	3,000
Increase in amounts due to director	227	252	636
Increase in amounts due to shareholder	100	–	100
Net Cash Provided by (Used in) Operating Activities	19	(288)	(1,479)
Cash Flows from Financing Activities
Issuance of common stock for cash	–	–	1,566
Net Cash Provided by Financing Activities	–	–	1,566
Increase (decrease) in cash	19	(288)	87
Cash – beginning of period	68	356	–
Cash – end of period	87	68	87

Non-Cash Financing Activities
Common stock issued for asset purchase	–	–	100
Common stock issued for payment of expenses	–	4,000	4,970

Supplemental Disclosures

Interest paid	–	–	–
Income tax paid	–	–	–

(The accompanying notes are an integral part of the financial statements)

Folix Technologies, Inc.
(A Development Stage Company)
Statement of Stockholders’ Equity
From December 13, 2000 (Date of Inception) to March 31, 2003
(expressed in U.S. dollars)

Deficit

Accumulated

During the

Development

Shares

Amount

Stage

Total

#

$

$

$

Balance – December 13, 2000 (Date of Inception)
–
		–	–	–
Common stock issued for cash	1,566,000	1,566	–	1,566
Common stock issued for organizational expenses	970,000	970	–	970
Common stock issued for asset purchase	100,000	100	–	100
Net loss for the period	–	–
(3,437)
				(3,437)
Balance – March 31, 2001	2,636,000	2,636	(3,437)	(801)
Common stock issued for services	4,000,000	4,000	–	4,000
Net loss for the year	–	–
(5,508)
				(5,508)
Balance – March 31, 2002	6,636,000	6,636	(8,945)	(2,309)
Net loss for the year	–	–	(1,244)	(1,244)
Balance – March 31, 2003	6,636,000	6,636	(10,189)	(3,553)

(The accompanying notes are an integral part of the financial statements)

  Development Stage Company

Folix Technologies Inc. (the “Company”) was incorporated in the State of Nevada, U.S.A. on December 13, 2000 and is based in Vancouver, B.C., Canada.

The Company's principal business is the development of a Linux based application server and thin client computing systems.

On March 9, 2001, the Company entered into an asset purchase agreement with Charles Heather to acquire certain hair loss prevention and hair loss regrowth intellectual property. The Company was to pay CDN$25,000 in monthly instalments and issue 100,000 shares of common stock. The Company paid CDN$2,000 (US $1,280) and issued 100,000 shares of common stock before terminating the agreement on May 1, 2001. The Company is no longer involved in the hair loss business.

The Company is in the early development stage. In a development stage company, management devotes most of its activities in developing a market for its products and services. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products and services at a profit. During the period since inception on December 13, 2000 to March 31, 2003, the Company has incurred operating losses aggregating $10,189. At March 31, 2003 the Company has a working capital deficiency of $3,553 and a stockholders’ deficit of $3,553. There is substantial doubt regarding the Company’s ability to continue as a going concern.

  Summary of Significant Accounting Policies

  Basis of Presentation

  The Company has not produced any revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7.

  Use of Estimates

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

  Year End

  The Company’s fiscal year end is March 31.

  Cash and Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

  Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

  Summary of Significant Accounting Policies (continued)

  Stock-Based Compensation

  The Company has adopted SFAS No. 123 “Accounting for Stock Based Compensation” which requires that stock awards granted to employees and non-employees are recognized as compensation expense based on the fair market value of the goods or services received whichever is more reliably measurable. The Company does not have a stock option plan and has not issued stock options since its inception.

  Basic and Diluted Net Income (Loss) Per Share

  The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

  Financial Instruments

  Financial instruments which include cash and equivalents, accrued liabilities, and due to a related party were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

  Comprehensive Loss

  SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of March 31, 2003 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

  Recent Accounting Pronouncements

In December 2003, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation – Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions do not currently have an impact on the Company's financial position and results of operations as the Company has not elected to adopt SFAS No. 123’s fair value based method of accounting for stock based employee compensation. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company will adopt the disclosure requirements of SFAS No. 148 in the first quarter of fiscal 2004.

  Summary of Significant Accounting Policies (continued)

  Recent Accounting Pronouncements (continued)

In June, 2003, FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. The provisions of this Statement are effective for exit or disposal activities that are initiated after March 31, 2003, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on April 1, 2003. The effect of adoption of this standard on the Company’s results of operations and financial position is not expected to be material.

FASB has also issued SFAS No. 145 and 147 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company’s operations have not been disclosed.

  Common shares

Non-cash consideration

Shares issued for non-cash consideration were valued based on the fair market value of the services provided.

  During the fiscal year ended March 31, 2002, on April 4, 2001, the Company issued 4,000,000 shares of its common stock at par value of $0.001 to its sole director for consulting services related to development of a business plan in the area of Linux application servers. The Company charged $4,000 to operations for the year ended March 31, 2002.

  During the fiscal year ended March 31, 2001, the Company issued a total of 2,536,000 shares of its common stock at par value for payment of operating expenses. Of this amount a total of 970,000 shares were issued to the Company’s sole director for payment of incorporation fees.

  For the fiscal year ended March 31, 2001, the Company charged to operations consulting fees in the amount of $1,380 that were paid in cash and 100,000 shares of common stock issued at par value.

  Related Party Transactions/Balances

  Due to director

  The amount due to a director represents expenses paid on behalf of the Company. The amount due is non-interest bearing, unsecured and has no specific terms of repayment.

  Due to stockholder

  The amount due to a stockholder represents expenses paid on behalf of the Company. The amount due is non-interest bearing, unsecured and has no specific terms of repayment.

  Transactions with director

  During 2002, the Company was charged a total of $4,000 for consulting services performed by the sole director of the Company.

  Due from affiliated company

In June 2002, the Company advanced $64 to a related company controlled by the sole director. The amount is non-interest bearing with no specific terms of repayment.

  Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted Statement of Financial Accounting Standards No. 109 (“SFAS 109”) as of its inception. The Company has incurred net operating losses of $10,189, which expire starting in 2015. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at March 31, 2003 and 2002, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	2003 $	2002 $

Net Operating Loss	1,244	5,508
Statutory Tax Rate	34%	34%
Effective Tax Rate	–	–
Deferred Tax Asset	423	1,873
Valuation Allowance	(423)	(1,873)
Net Deferred Tax Asset	–	–

  Subsequent Event

On April 7, 2003 the Company issued 25,000 shares of its common stock at $0.20 per share for total proceeds of $5,000 under Regulation S.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

During our two most recent fiscal years and any subsequent interim period, there were no disagreements with our accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no reportable events as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within our two most recent fiscal years and the subsequent interim periods.

Part II - Information Not Required In Prospectus

Indemnification of Directors and Officers

As permitted by Nevada law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of us, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, our Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Disclosure of Commission position on Indemnification for Securities Act Liabilities

As previously indicated in Part I of this registration statement, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

SEC Registration fee	$16
Accounting fees and expenses	$5,000
Legal fees and expenses	$5,000
EDGAR filing fees	$1,800
Printing	$200
Total	$12,016

Recent Sales of Unregistered Securities

During January 2001 and March 2001 we completed an offering of 2,536,000 shares of our common stock at a price of $0.001 per share to a total of three purchasers. These purchasers were Greg Corcoran, Nadwynn Sing and Kerry McKenzie. These shares where issued pursuant to Regulation S and Section 4(2) of the Securities Act.

On March 15, 2001, we issued 100,000 shares of our common stock to Charles Heather shares as part of a payment to have an option on his hair loss prevention business. These shares where issued pursuant to Regulation S nd Section 4(2) of the Securities Act.

On May 1, 2001 as part of our restructuring process to enter the Open Source Software business a number of issued shares where transferred to some new shareholders. As of May 1, 2001 we had thirteen shareholders. When shares were transferred on May 1, 2001 we had each transferee represent to us that he or she was a non-U.S. person as defined in Regulation S. We have not engaged in a distribution of any offering in the United States. Appropriate legends were affixed to each stock certificate issued to each shareholder in accordance with Regulation S.

On May 1, 2001 we issued 4,000,000 shares to our president and sole director, Greg Corcoran on May 1, 2001 pursuant to a Business Plan Purchase Agreement dated May 1, 2001. These shares where issued pursuant to Regulation S and Section 4(2) of the Securities Act and he his a controlling person.

On April 7, 2003 we issued 25,000 shares of our common stock at $0.20 per share for total proceeds of $5,000. These shares where issued pursuant to Regulation S and Section 4(2) of the Securities Act.

On September 30, 2003 we converted $7,708 in shareholder debt to equity at a rate of $0.20 per share. These shares where issued pursuant to Regulation S and Section 4(2) of the Securities Act.

The following table summarizes all purchases and debt conversions for our common shares:

Purchaser	Date	Amount	Number of Shares
Greg Corcoran	December 18, 2000	$970	970,000
Nadwynn Sing	January 30, 2001	$666[1]	666,000
Kerry McKenzie	March 14, 2001	$900	900,000
Charles Heather	March 15, 2001	$100	100,000
Greg Corcoran	May 1, 2001	$4,000	4,000,000
Don Peterson	April 7, 2003	$5,000	25,000
Ralph Biggar	September 30, 2003	$100	500
Kelly Auguston	September 30, 2003	$3,000	15,000
Pierre St-Cyr	September 30, 2003	$2,000	10,000
Margaret March	September 30, 2003	$2,608[2]	13,042
			6,699,542

[1] Nadwynn Sing invested CDN$1000 which converted to US$666
[2] Margaret March invested CDN$ 3725 which converted to US$2,608

Each of the purchasers above represented to us that he was a non-U.S. person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. The purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificates issued to the purchasers in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Each of these persons are sophisticated and accredited investor who had thorough knowledge of the business and affairs of the registrant. All of these securities are restricted pursuant to Rule 144.

Each of the investors described above was identified as financially sophisticated and was given adequate access to sufficient information about the Company to make an informed investment decision, including full access to all of the Company’s books, records and documentation. No form of public solicitation or advertising was used by us.

Regulation S Compliance

Each offer or sale was made in an offshore transaction;

No directed selling efforts were made in the United States by the registrant, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing; and

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and

The issuer is required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents the registrant from refusing to register securities transfers, other reasonable procedures (such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S. have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation *
3.2	By-Laws *
4.1	Instrument Defining the Rights of Security Holders *
5.1	Opinion of Lawyer Christopher J. Moran
10.1	Business Plan Purchase Agreement **
23.1	Consent of Independent Auditor

* Incorporated by reference from intial filing on August 13, 2003.
** Incorporated by reference from Amendment No.2 filing on October 28, 2003.

Undertakings

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  a)Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  b)Reflect in our prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Not withstanding the foregoing, any increase or decrease if the securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under that Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against the public policy as expressed in the Securities Act, and a will be governed by the final adjudication of such issue. In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on December 15, 2003.

Folix Technologies, Inc. (“registrant”)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

By:

/s/ G L Corcoran

Greg Corcoran
President and Director, CEO and CFO
December 15, 2003